UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 26, 2011

PHOENIX FOOTWEAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31309	15-0327010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5937 Darwin Court, Suite 109, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

5840 El Camino Real, Suite 106, Carlsbad, California 92008

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 26, 2011, Phoenix Footwear Group, Inc., (the “Company”) entered into an agreement with H.G. Fenton Property Company, (“Fenton”), the landlord for its corporate headquarters office in Carlsbad, California regarding the payment of its remaining lease obligation. This agreement terminates the lease as of February 11, 2011 and provides for the payment of the remaining eight months of the obligation in the amount of $307,673 to be spread over a 24 month period at a rate of 8.0% per annum. Payments begin on February 1, 2011 and continuing on the first calendar date of the month thereafter until the obligation is paid in full. Fenton may declare the balance immediately due and payable upon the failure to make the specified monthly payment.

Concurrently, the Company’s corporate headquarters have been relocated within Carlsbad, California to a smaller facility. This move has resulted in a reduction of rent expenses of approximately $40,000 per month beginning in February 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in this Current Report on Form 8-K under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.
(Registrant)

Date: February 3, 2011	/s/ DENNIS T. NELSON
Dennis T. Nelson
Chief Financial Officer, Secretary and Treasurer